Exhibit 5.1

September 8, 2006

Merix Corporation

1521 Poplar Lane

Forest Grove, OR 97116

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement’) under the Securities Act of 1933, as amended (the “Act”), that you have filed with the Securities and Exchange Commission with respect to the sale of (i) up to $70,000,000 aggregate principal amount of the Company’s 4% Convertible Senior Subordinated Notes due 2013 (the “Notes”) issued under that certain Indenture, dated as of May 16, 2006, between you and U.S. Bank National Association, as trustee (the “Indenture”), and (ii) the shares of common stock, no par value per share, of the Company issuable upon conversion of the Notes (the “Shares” and collectively with the Notes, the “Securities”).

We have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you and the selling shareholders in connection with the sale of the Securities.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when sold, and the Shares, when issued upon conversion of the Notes, in each case as contemplated by the Registration Statement and in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, and, as applicable, to the use of our name under “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    PERKINS COIE LLP